Exhibit 15.01

INDEPENDENT ACCOUNTANTS’ AWARENESS LETTER

June 25, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We are aware that Zenvia Inc. has included in the Prospectus constituting a part of this Registration Statement our report dated May 6, 2021, relating to the unaudited interim condensed consolidated financial statements of the One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.

São Paulo, Brazil